Exhibit 4.1

SIXTH AMENDMENT TO

SENIOR SECURED NOTES AND WAIVER

THIS SIXTH AMENDMENT TO SENIOR SECURED NOTES AND WAIVER (this “Amendment”) is made and entered into as of October 21, 2016 by and among Ener-Core, Inc., a Delaware corporation (the “Company”), and the undersigned, and amends those certain Senior Secured Notes dated as of April 23, 2015 (as amended to date, the “Notes”) as issued by the Company pursuant to that certain Securities Purchase Agreement, dated April 22, 2015, by and among the Company, the “Buyers” identified therein, and the Collateral Agent identified therein (as amended to date, the “Agreement”). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Notes.

RECITALS

WHEREAS, pursuant to Section 15 of the Notes, the written consent of the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding, including Empery Asset Master, Ltd. (“Empery”) so long as Empery or any of its Affiliates holds any Notes (the “Required Holders”), shall be required for any change or amendment or waiver of any provision of the Notes, provided that any such amendment or waiver does not disproportionately, materially and adversely affect the rights and obligations of any Holder relative to the comparable rights and obligations of the other Holders;

WHEREAS, any amendment or waiver effected in accordance with Section 15 of the Notes is binding upon all holders of Notes;

WHEREAS, the Company and the Required Holders previously amended the Agreement to extend the applicable period for the Company to list its Common Stock on a national securities exchange and wish to conform the language of the Notes consistent with such prior adjustment; and

WHEREAS, the parties hereto wish to amend the Notes as set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE I
AMENDMENTS TO THE NOTES

Section 1.1 Event of Default. Section 4(a)(i) of the Notes is hereby amended and restated as follows:

“(i) the suspension of the Common Stock from trading for a period of five (5) or more consecutive Trading Days or for more than an aggregate of ten (10) Trading Days in any 365 day period or the failure of the Common Stock to be listed or quoted on an Eligible Market;”

Section 1.2 Eligible Market. Section 29(i) of the Notes is hereby amended and restated as follows:

“(i) “Eligible Market” The New York Stock Exchange, The NASDAQ Global Market, The NASDAQ Global Select Market, The NASDAQ Capital Market, the NYSE MKT or the Principal Market.”

ARTICLE II

WAIVER

Section 2.1 Waiver. Any Event of Default pursuant to Section 4(a)(i) of the Notes occurring from or after October 22, 2015, and through and including the effective date of this Amendment (the “Period”), is irrevocably waived on behalf of all holders of Notes (the “Waiver”). Such Waiver shall extend to, without limitation any adjustments of terms, applications of alternate rights and any Company restrictions that would have arisen from any such Event of Default.

Section 2.2 Acknowledgement of Waiver. Each Required Holder hereby represents and warrants to the Company that: (i) such holder has the full right, power and authority to execute and deliver this Waiver, and (ii) this Waiver has been duly and validly authorized, executed and delivered on behalf of the holder and shall constitute the legal, valid and binding obligation of the holder, enforceable against each of the holders of the Notes, in accordance with its terms.

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MISCELLANEOUS

Section 3.1 Effect of this Amendment. This Amendment shall form a part of each Note for all purposes, and each holder thereof shall be bound hereby. This Amendment shall only be deemed to be in full force and effect from and after both the execution of this Amendment by the parties hereto and the execution of agreements substantially identical to this Amendment by the Company and holders of Notes representing at least a majority of the sum of (1) the aggregate principal amount of the Notes then outstanding and (2) the aggregate principal amount of the April 2015 Notes (as defined in the Agreement) then outstanding that, together with undersigned, constituting the Required Holders. From and after such effectiveness, any reference to the Notes shall be deemed to be a reference to the Notes as amended hereby. Except as specifically amended as set forth herein, each term and condition of the Notes shall continue in full force and effect.

Section 3.2 Entire Agreement. This Amendment, together with the Notes, contains the entire agreement of the parties and supersedes any prior or contemporaneous written or oral agreements between them concerning the subject matter of this Amendment.

Section 3.3 Governing Law. This Amendment shall be governed by the internal law of the State of New York.

Section 3.4 Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Amendment may be executed by fax or electronic mail, in PDF format, and no party hereto may contest this Amendment’s validity solely because a signature was faxed or otherwise sent electronically.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Sixth Amendment to Senior Secured Notes and Waiver as of the date first written above.

COMPANY:

ENER-CORE, INC.

By:
Name:
Title:

[Signature Page to Sixth Amendment to Senior Secured Notes and Waiver—April 2015]

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IN WITNESS WHEREOF, the parties hereto have executed this Sixth Amendment to Senior Secured Notes and Waiver as of the date first written above.

HOLDER:

By:
Name:
Title:

[Signature Page to Sixth Amendment to Senior Secured Notes and Waiver—April 2015]

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